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                                  EXHIBIT 11

               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE


                                                    YEAR   ENDED
                                                       JULY 31
                                                 1997          1996
                                             ----------   -----------

Average common shares outstanding             3,623,990     3,545,147

Net effect of dilutive common stock
  equivalents-based on treasury stock method        -0-           -0-
                                             ----------   -----------
Total weighted average common and
common equivalent shares outstanding          3,623,990     3,545,147
                                             ==========   ===========
Loss before cumulative effect of
  accounting change                          $ (760,580)  $(2,171,280)

Cumulative effect on prior years of
  change in accounting for new
  account allowances                         $            $(1,406,050)
                                             ----------   -----------
Net loss                                     $ (760,580)  $(3,577,330)
                                             ==========   ===========
Per share:
  Loss before cumulative effect of
    accounting change                        $    (0.21)  $     (0.61)

  Cumulative effect of accounting change     $       --   $     (0.40)

  Net loss                                   $    (0.21)  $     (1.01)